EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2019 Results

MARIETTA, Pa., April 29, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA and DGICB) today reported its financial results for the first quarter of 2019. We will host a conference call on Tuesday, April 30, 2019 at 11:00 A.M. Eastern Time to discuss these results. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com.

Significant items include:

  Net income of $23.0 million, or 82 cents per diluted Class A share, for the first quarter of 2019, compared to a net loss of $18.2 million, or 66 cents per Class A share, for the first quarter of 2018
  Net investment gains of $18.1 million for the first quarter of 2019 included $12.7 million from the previously announced sale of Donegal Financial Services Corporation and $6.0 million related to unrealized gains in the fair value of equity securities held at March 31, 2019
  Net premiums earned of $188.1 million for the first quarter of 2019 increased 3.5% compared to the first quarter of 2018
  Net premiums written1 of $199.9 million for the first quarter of 2019 increased 2.4% compared to the first quarter of 2018
  Combined ratio of 99.3% for the first quarter of 2019, compared to 119.3% for the first quarter of 2018
  Book value per share of $15.10 at March 31, 2019, compared to $14.05 at year-end 2018
	Three Months Ended March 31,
	2019	2018	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$188,073	$181,765	3.5%
Investment income, net	7,049	6,378	10.5
Net investment gains (losses)	18,097	(918)	NM2
Total revenues	214,714	189,328	13.4
Net income (loss)	23,023	(18,178)	NM
Non-GAAP operating income (loss)[1]	7,302	(17,453)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$0.82	$(0.66)	NM
Net income (loss) – Class B	0.75	(0.60)	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.26	(0.63)	NM
Non-GAAP operating income (loss) – Class B	0.24	(0.57)	NM
Book value	15.10	15.08	0.1

[1]The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

[2]Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We achieved significant operating improvement in the first quarter of 2019, as well as net investment gains from our sale of Donegal Financial Services Corporation and a change in unrealized gains in the fair value of our equity securities. These factors led to a profitable quarter for Donegal Group.”

Mr. Burke continued, “Stronger performance within our commercial lines drove the improvement in our combined ratio. We continued to execute our strategic plan to shift our business mix to a higher proportion of commercial business where we see greater opportunity for long-term profitable growth. Net premiums written in our commercial business segment grew 12.7% for the first quarter of 2019 compared to the prior-year quarter, representing approximately 57% of our total net premiums written for the current period. While we partially attribute this growth to our previously announced reinsurance change to a consolidated group program for 2019, we attribute the majority of this increase to new accounts we have written across all of our operating regions. We are particularly pleased with the favorable underwriting results of our commercial multi-peril business, which grew at a double-digit percentage rate and generated a statutory combined ratio1 of 90.9% during the quarter. We continue to implement rate increases as our policies renew, while also working closely with our independent agents to grow their books of business with us.”

Mr. Burke continued, “Our results for the first quarter of 2019 also reflect the favorable impact of considerable improvement in our personal lines segment compared to the prior-year first quarter. We achieved a 97.8% statutory combined ratio for our total personal lines during the first quarter of 2019, and we remain committed to maintaining a balanced market presence, offering both commercial and personal insurance products in many of our markets. In February 2019, we began the non-renewal process to facilitate an orderly exit from personal lines markets in seven states where we had incurred consistent losses. We expect this process to reduce modestly our net premiums written for personal lines over the course of 2019, but we ultimately expect that our exit from the personal lines markets in those states will lead to improved profitability and less volatility for this operating segment.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the first quarter underwriting results, “The 65.5% loss ratio for the first quarter of 2019 represented solid improvement when compared to the 86.1% loss ratio for the first quarter of 2018. Weather-related losses for the first quarter of 2019 were primarily related to typical winter weather conditions, including a short period of freezing temperatures in January and a wind event in the Mid-Atlantic region in late February. However, the overall amount of weather-related losses for the first quarter of 2019 compared favorably to the amount of losses we incurred from the severe winter weather conditions our regions experienced in the first quarter of 2018 as well as our five-year average for first-quarter weather-related losses. We are pleased to report modest favorable reserve development in virtually all of our lines of business in the first quarter of 2019, which represented a significant positive shift compared to the prior-year period.”

Mr. Burke concluded, “Our first quarter of 2019 results have begun to reflect the positive impact of the underwriting initiatives we implemented in 2018, and we believe that Donegal Group is well positioned to execute its long-term strategic goals of improving our financial performance and enhancing our market position. In addition, we continue to invest in technology to further improve our operating efficiency over time. Our net income during the first quarter of 2019, as well as unrealized gains within our available-for-sale fixed-maturity portfolio during the first quarter, contributed to an increase in our book value to $15.10 at March 31, 2019, compared to $14.05 at December 31, 2018.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2019	2018	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$96,592	$99,539	(3.0%)
Commercial lines	91,481	82,226	11.3
Total net premiums earned	$188,073	$181,765	3.5%

Net Premiums Written
Personal lines:
Automobile	$56,026	$64,906	(13.7%)
Homeowners	25,028	26,557	(5.8)
Other	5,180	2,929	76.9
Total personal lines	86,234	94,392	(8.6)
Commercial lines:
Automobile	34,302	30,246	13.4
Workers' compensation	33,392	33,130	0.8
Commercial multi-peril	37,840	32,185	17.6
Other	8,147	5,303	53.6
Total commercial lines	113,681	100,864	12.7
Total net premiums written	$199,915	$195,256	2.4%

Net Premiums Written

The 2.4% increase in net premiums written for the first quarter of 2019 compared to the first quarter of 2018, as shown in the table above, represents 12.7% growth in commercial lines net premiums written, offset by an 8.6% decline in personal lines net premiums written. The $4.7 million growth in net premiums written for the first quarter of 2019 compared to the first quarter of 2018 included:

  $12.8 million increase in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions, a continuation of renewal premium increases and lower reinsurance premiums.
  $8.1 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, as well as the previously announced non-renewal of unprofitable personal lines business in seven states, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters and lower reinsurance premiums.

Donegal Mutual Insurance Company and our insurance subsidiaries implemented a combined third-party reinsurance program effective January 1, 2019. The coverage and parameters of the fully consolidated program are common to all insurance companies within the Donegal Insurance Group. While our insurance subsidiaries project an overall decrease of more than $25.0 million in total reinsurance premiums for 2019 compared to 2018, the ultimate net benefit or cost of the restructured reinsurance program is contingent upon the amount of large loss activity and the occurrence of catastrophe events that may ultimately impact our insurance subsidiaries during 2019.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2019 and 2018:

	Three Months Ended
	March 31,
	2019	2018

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	60.4%	78.6%
Loss ratio (weather-related)	5.1	7.5
Expense ratio	32.6	32.5
Dividend ratio	1.2	0.7
Combined ratio	99.3%	119.3%

Statutory Combined Ratios
Personal lines:
Automobile	101.3%	118.0%
Homeowners	95.4	111.9
Other	70.3	121.1
Total personal lines	97.8	116.1
Commercial lines:
Automobile	116.5	171.6
Workers' compensation	88.8	83.4
Commercial multi-peril	90.9	117.0
Other	65.2	26.4
Total commercial lines	96.4	119.8
Total lines	97.1%	117.6%

For the first quarter of 2019, the loss ratio decreased to 65.5%, compared to 86.1% for the first quarter of 2018. Weather-related losses of $9.7 million for the first quarter of 2019, or 5.1 percentage points of the loss ratio, decreased from $13.7 million for the first quarter of 2018, or 7.5 percentage points of the loss ratio. Weather-related loss activity for the first quarter of 2019 was lower than our five-year average of $11.8 million for first-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2019 were $6.6 million, or 3.5 percentage points of the loss ratio. That amount was lower than the large fire losses of $9.7 million, or 5.3 percentage points of the loss ratio, for the first quarter of 2018. A $2.4 million decrease in commercial property fire losses accounted for the majority of the decrease in large fire losses from the prior-year quarter.

Net development of reserves for losses incurred in prior accident years decreased the loss ratio for the first quarter of 2019 by 2.1 percentage points, compared to an increase of 14.7 percentage points for the first quarter of 2018. Our insurance subsidiaries experienced modest favorable development in virtually all lines of business in the first quarter of 2019. Conversely, in the first quarter of 2018, our insurance subsidiaries noted changes in loss trends that led to increased projections of the ultimate cost of prior-year commercial automobile and personal automobile losses. As a result, our insurance subsidiaries added $7.4 million to their reserves for personal automobile claims and $18.8 million to their reserves for commercial automobile claims in the first quarter of 2018.

The expense ratio was 32.6% for the first quarter of 2019, compared to 32.5% for the first quarter of 2018. The increase in the expense ratio reflected higher underwriting-based incentive costs for the first quarter of 2019.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 91.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2019.

	March 31, 2019		December 31, 2018
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$109,196	10.4%	$120,432	11.7%
Obligations of states and political subdivisions	229,812	21.9	234,508	22.8
Corporate securities	273,075	26.1	264,843	25.7
Mortgage-backed securities	345,371	33.0	309,574	30.0
Total fixed maturities	957,454	91.4	929,357	90.2
Equity securities, at fair value	49,422	4.7	43,667	4.2
Investments in affiliates	-	0.0	41,026	4.0
Short-term investments, at cost	40,838	3.9	16,749	1.6
Total investments	$1,047,714	100.0%	$1,030,799	100.0%

Average investment yield	2.7%		2.6%
Average tax-equivalent investment yield	2.8%		2.8%
Average fixed-maturity duration (years)	4.1		4.4

Net investment income of $7.0 million for the first quarter of 2019 increased 10.5% compared to $6.4 million in net investment income for the first quarter of 2018. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year first quarter.

Net investment gains of $18.1 million for the first quarter of 2019 included $12.7 million from the previously announced sale of Donegal Financial Services Corporation and $6.0 million related to unrealized gains in the fair value of equity securities held at March 31, 2019. That amount compared to net investment losses of $918,339 for the first quarter of 2018 that primarily consisted of unrealized losses in the fair value of equity securities we held at March 31, 2018.

Definitions of Non-GAAP and Operating Measures
We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2019	2018	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$188,073	$181,765	3.5%
Change in net unearned premiums	11,842	13,491	(12.2)
Net premiums written	$199,915	$195,256	2.4%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended March 31,
	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$23,023	$(18,178)	NM
Investment (gains) losses (after tax)	(15,721)	725	NM
Non-GAAP operating income (loss)	$7,302	$(17,453)	NM

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.82	$(0.66)	NM
Investment (gains) losses (after tax)	(0.56)	0.03	NM
Non-GAAP operating income (loss) – Class A	$0.26	$(0.63)	NM

Net income (loss) – Class B	$0.75	$(0.60)	NM
Investment (gains) losses (after tax)	(0.51)	0.03	NM
Non-GAAP operating income (loss) – Class B	$0.24	$(0.57)	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

We will hold a conference call and webcast on Tuesday, April 30, 2019, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on our website at http://investors.donegalgroup.com. A replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business in order to achieve operational excellence and enhancing our market position to compete effectively.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2019	2018

Net premiums earned	$188,073	$181,765
Investment income, net of expenses	7,049	6,378
Net investment gains (losses)	18,097	(918)
Lease income	111	123
Installment payment fees	1,089	1,348
Equity in earnings of DFSC	295	632
Total revenues	214,714	189,328

Net losses and loss expenses	123,111	156,583
Amortization of deferred acquisition costs	30,592	29,665
Other underwriting expenses	30,685	29,323
Policyholder dividends	2,350	1,302
Interest	565	464
Other expenses, net	566	526
Total expenses	187,869	217,863

Income (loss) before income tax expense (benefit)	26,845	(28,535)
Income tax expense (benefit)	3,822	(10,357)

Net income (loss)	$23,023	$(18,178)

Net income (loss) per common share:
Class A - basic and diluted	$0.83	$(0.10)
Class B - basic and diluted	$0.75	$(0.60)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,849,717	22,615,445
Class A - diluted	22,921,267	23,391,593
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$199,915	$195,256

Book value per common share
at end of period	$15.10	$15.08

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$407,433	$402,799
Available for sale, at fair value	550,022	526,558
Equity securities, at fair value	49,422	43,667
Investments in affiliates	-	41,026
Short-term investments, at cost	40,838	16,749
Total investments	1,047,715	1,030,799
Cash	44,608	52,594
Premiums receivable	171,516	156,702
Reinsurance receivable	350,705	343,369
Deferred policy acquisition costs	62,347	60,615
Prepaid reinsurance premiums	140,712	135,380
Other assets	47,416	52,619
Total assets	$1,865,019	$1,832,078

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$836,520	$814,665
Unearned premiums	523,703	506,529
Accrued expenses	21,499	25,442
Borrowings under lines of credit	35,000	60,000
Subordinated debentures	5,000	5,000
Other liabilities	14,094	21,572
Total liabilities	1,435,816	1,433,208
Stockholders' equity:
Class A common stock	259	258
Class B common stock	56	56
Additional paid-in capital	262,249	261,259
Accumulated other comprehensive loss	(7,760)	(14,228)
Retained earnings	215,625	192,751
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	429,203	398,870
Total liabilities and stockholders' equity	$1,865,019	$1,832,078